Exhibit 99.1

News Release

STREAMLINE HEALTH® SIGNS DEFINITIVE AGREEMENT TO ACQUIRE  UNIBASED SYSTEMS ARCHITECTURE, INC.

Planned Acquisition Will Expand Company’s Software Offerings into Patient Scheduling and Surgery Management

Atlanta, Georgia — January 16, 2014 — Streamline Health Solutions, Inc. (NASDAQ: STRM), a leading provider of knowledge management solutions for healthcare providers, today announced the company has signed a definitive agreement to acquire St. Louis-based Unibased Systems Architecture, Inc. (Unibased), a leading provider of patient access solutions.  Unibased provides health information technology solutions including enterprise scheduling and surgery management software for leading healthcare organizations throughout the United States. The closing of the acquisition, expected to occur in early February 2014, is subject to the satisfaction of various customary closing conditions, including approval by Unibased’s stockholders.

The enterprise scheduling solution from Unibased, ForSite2020® Resource Management System (RMS), has been named “Best in KLAS” for ten years in a row (2003-2012 Best in KLAS Awards: Software & Services, December 2012). The solution enables coordination of resources with embedded enterprise master patient indexing (EMPI) to improve patient access with front-end revenue cycle processes. The scheduling software is a proactive solution that gives healthcare providers the ability to review potential risk factors for patients before their engagement begins, and arms them with knowledge to improve patient care.

In addition, Unibased’s surgery management solution, ForSite2020® periOperative Resource Management System (ORMS), was rated “Best in KLAS” eight years in a row (2003-2010). The solution helps coordinate perioperative scheduling, care planning, documentation, and anesthesia integration. By eliminating manual processes and seamlessly connecting resources and information, the solution allows providers to focus on patient care, while transforming a surgery department into a cost-effective care delivery operation.

“Unibased’s technology does an excellent job of organizing complex information, enabling them to deliver proactive solutions rather than reactive corrections for healthcare providers,” said Robert E. Watson, President and Chief Executive Officer, Streamline Health. “Their scheduling software bridges clinical and financial data earlier in the patient experience, providing a head start on coding and health information management processes and even pre-service collection efforts.”

“We are excited to add our enterprise scheduling and surgery management solutions to the growing suite of solutions offered by Streamline Health,” said Lawrence V. Covington, President and Chief Executive Officer, Unibased Systems Architecture. “We believe that with Streamline’s well established reputation and experienced management team our top-rated solutions will be well received by a new and expanded audience.”

About Streamline Health
Streamline Health Solutions, Inc. (NASDAQ: STRM) is a leading provider of SaaS-based healthcare information technology (HCIT) solutions for healthcare providers. The company’s comprehensive suite of solutions includes: enterprise content management (ECM), business analytics, integrated workflow systems, clinical documentation improvement (CDI), and computer assisted coding (CAC). This unique combination of solutions is designed to help healthcare organizations manage the financial and operational challenges they face in the ever-changing world of healthcare today and in the future. For more information, please visit our website at www.streamlinehealth.net.

About Unibased Systems Architecture, Inc.
Celebrating 28 years in the healthcare information technology industry, Unibased Systems Architecture (Unibased) has achieved “Best In KLAS”(1) in the market segment of enterprise scheduling for 10 consecutive years (2003-2012), providing unique solutions to improve the coordination of care, efficiency, and financial performance of healthcare organizations. Unibased’s ForSite2020® is a comprehensive solution that provides patient scheduling, access management, surgery management, physician and consumer portals, physician order collection and tracking, and business intelligence analytics to increase revenue and enhance communication between hospitals, physicians, and consumers. All Unibased products are made and supported in the United States. For more information, please visit www.unibased.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995

Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties and are no guarantee of future performance. The forward looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the timing of contract negotiations and execution of contracts and the related timing of the revenue recognition related thereto, the potential cancellation of existing contracts or clients not completing projects included in the backlog, the impact of competitive solutions and pricing, solution demand and market acceptance, new solution development, key strategic alliances with vendors that resell the Company’s solutions, the ability of the Company to control costs, availability of solutions from third party vendors, the healthcare regulatory environment, potential changes in legislation, regulation and government funding affecting the healthcare industry, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results, effects of critical accounting policies and judgments, changes in accounting policies or procedures as may be required by the Financial Accountings Standards Board or other similar entities, changes in economic, business and market conditions impacting the healthcare industry generally and the markets in which the Company operates and nationally, and the Company’s ability to maintain compliance with the terms of its credit facilities, and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Company Contact: Ashley Moore Director, Marketing (404)-446-2057 ashley.moore@streamlinehealth.net	Investor Contacts: Randy Salisbury Investor Relations (404)-229-4242 randy.salisbury@streamlinehealth.net